SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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RELIV’ INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

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RELIV’ INTERNATIONAL, INC.

136 Chesterfield Industrial Boulevard
Chesterfield, Missouri 63005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO
BE HELD ON MAY 19, 2005

To:	Stockholders of Reliv’ International, Inc.

The Annual Meeting of the Stockholders of Reliv’ International, Inc. will be held at Reliv’ International, Inc., Corporate Headquarters, 136 Chesterfield Industrial Boulevard, Chesterfield, Missouri 63005, on Thursday, May 19, 2005, at 9:30 a.m., Central Daylight Savings Time, for the following purposes:

1.	To elect 7 directors to hold office during the year following the Annual Meeting or until their successors are elected (Item No. 1 on proxy card);

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for 2005 (Item No. 2 on proxy card); and

3.	To transact such other business as may properly come before the meeting.

The close of business on March 24, 2005, has been fixed as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

April 19, 2005	/s/ Stephen M. Merrick Stephen M. Merrick, Secretary

YOUR VOTE IS IMPORTANT

It is important that as many shares as possible be represented at the Annual Meeting. Please date, sign and promptly return the proxy in the enclosed envelope. Your proxy may be revoked by you at any time before it has been voted.

RELIV’ INTERNATIONAL, INC.
136 Chesterfield Industrial Boulevard
Chesterfield, Missouri 63005

PROXY STATEMENT

Information Concerning the Solicitation

This statement is furnished in connection with the solicitation of proxies to be used at the annual stockholders meeting (the “Annual Meeting”) of Reliv’ International, Inc., a Delaware corporation (the “Company”), to be held on Thursday, May 19, 2005. The proxy materials are being mailed to stockholders of record on April 19, 2005.

The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company.

The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by the Company. The Company does not intend to solicit proxies otherwise than by use of the mail, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.

Quorum and Voting

Only stockholders of record at the close of business on March 24, 2005 are entitled to vote at the Annual Meeting. On that day, there were 16,078,590 shares of Common Stock outstanding. Each share has one vote. A simple majority of the outstanding shares is required to be present in person or by proxy at the meeting for there to be a quorum for purposes of proceeding with the Annual Meeting. A simple majority of the shares present in person or by proxy at the Annual Meeting, at which a quorum is present, is required to elect directors and approve the appointment of the Company’s independent registered public accounting firm. Abstentions and withheld votes have the effect of votes against these matters. Broker non-votes (shares held of record by a broker for which a proxy is not given) will be counted for purposes of determining shares outstanding for purposes of a quorum, but will not be counted as present for purposes of determining the vote on any matter considered at the meeting.

A stockholder signing and returning a proxy on the enclosed form has the power to revoke it at any time before the shares subject to it are voted by notifying the Secretary of the Company in writing. If a stockholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a stockholder fails to so specify with respect to such proposals, the proxy will be voted “FOR” the nominees for directors contained in these proxy materials and “FOR” the appointment of the Company’s independent registered public accounting firm.

Stock Ownership by Management and Others

The following table provides information concerning the beneficial ownership of Common Stock of the Company by each director and nominee for director, certain executive officers, and by all directors and officers of the Company as a group as of March 31, 2005. In addition, the table provides information concerning the beneficial owners known to the Company to hold more than five percent of the outstanding Common Stock of the Company as of March 31, 2005.

Name of beneficial owner	Amount and nature of beneficial ownership(1)	Percent of class(1)(2)

Robert L. Montgomery(3)	3,961,279	24.43%

Carl W. Hastings(4)	1,136,976	7.0%

David G. Kreher(5)	74,483	*

Stephen M. Merrick(6)	929,496	5.73%

Donald L. McCain	521,013	3.21%

John B. Akin	11,547	*

Robert M. Henry	2,000	*

Denis St. John	2,500	*

Donald E. Gibbons, Jr.(7)	132,864	*

Steven G. Hastings(8)	41,860	*

All Directors and Executive Officers as a Group (10 persons)	6,814,018	41.97%

*less than one percent

(footnotes appear on next page)

(1)

In each case the beneficial owner has sole voting and investment power. The figures include the following number of shares of Common Stock for which an individual has the right to acquire beneficial ownership, within sixty (60) days from March 31, 2005, through the exercise of stock options or warrants: Mr. Montgomery – 0, Dr. Hastings – 22,321, Mr. Kreher – 0, Mr. Merrick – 0, Mr. McCain – 0, Mr. Akin – 0, Mr. Henry – 0, Mr. St. John – 0, Mr. Gibbons – 0 and Mr. Hastings – 0.

(2)	The calculation of percent of class is based upon the number of shares of Common Stock outstanding as of March 31, 2005.

(3)

Mr. Robert L. Montgomery is Chairman of the Board of Directors, Chief Executive Officer and President of the Company. Mr. Montgomery’s mailing address is 136 Chesterfield Industrial Boulevard, Chesterfield, Missouri 63005.

(4)	Dr. Carl W. Hastings is Vice President and a nominee for director of the Company. Dr. Hastings’ mailing address is 136 Chesterfield Industrial Boulevard, Chesterfield, Missouri 63005.

(5)

Mr. David G. Kreher is Director of Special Projects and formerly served as Senior Vice President, Chief Operating Officer and Chief Financial Officer of the Company. Mr. Kreher’s mailing address is 136 Chesterfield Industrial Boulevard, Chesterfield, Missouri 63005.

(6)	Mr. Stephen M. Merrick is Senior Vice President, Secretary and a director of the Company. Mr. Merrick’s mailing address is 136 Chesterfield Industrial Boulevard, Chesterfield, Missouri 63005.

(7)

Mr. Donald E. Gibbons, Jr. is employed in an executive sales capacity and formerly served as Senior Vice President, Worldwide Sales of the Company. Mr. Gibbons’ mailing address is 136 Chesterfield Industrial Boulevard, Chesterfield, Missouri 63005.

(8)	Mr. Steven G. Hastings is Vice President – Sales. Mr. Hastings’ mailing address is 136 Chesterfield Industrial Boulevard, Chesterfield, Missouri 63005.

PROPOSAL ONE - ELECTION OF DIRECTORS

Seven directors will be elected at the Annual Meeting to serve for terms of one year expiring on the date of the Annual Meeting in 2006. Each director elected will continue in office until a successor has been elected. If a nominee is unable to serve, which the Board of Directors has no reason to expect, the persons named in the accompanying proxy intend to vote for the balance of those named and, if they deem it advisable, for a substitute nominee.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF ALL OF THE NOMINEES.

Information Concerning Nominees

The following is information concerning nominees for election as directors of the Company. Messrs. Montgomery, Kreher, Merrick, McCain, Akin, Henry and St. John are presently directors of the Company.

ROBERT L. MONTGOMERY, age 63, Chairman of the Board, Chief Executive Officer and President of the Company. Mr. Montgomery became Chairman of the Board of Directors and Chief Executive Officer of the Company on February 15, 1985, and President on July 1, 1985. Mr. Montgomery has been a director of the Company since 1985. Mr. Montgomery is also the President and a director of Reliv’, Inc. and President and a director of Reliv’ World Corporation, both wholly-owned subsidiaries of the Company. Mr. Montgomery received a B.A. degree in Economics from the University of Missouri in Kansas City, Missouri in 1965.

STEPHEN M. MERRICK, age 63, Senior Vice President/Corporate and International Development, Secretary, General Counsel and director of the Company since July 20, 1989; and Senior Vice President, Secretary and director of Reliv’, Inc. and Reliv’ World Corporation. Mr. Merrick is also a principal of the law firm of Merrick & Associates, P.C. of Chicago, Illinois, and has been engaged in the practice of law for over 30 years. Mr. Merrick has represented the Company and its subsidiaries since the founding of the Company. Mr. Merrick received a Juris Doctor degree from Northwestern University School of Law in 1966. Mr. Merrick is also Executive Vice President and a director of CTI Industries Corporation (NASDAQ SmallCap Market-CTIB).

CARL W. HASTINGS, age 63, Vice President. Dr. Hastings has been employed by the Company since February 1991, and became Vice President of the Company on July 1, 1992. Dr. Hastings formerly served as a director of the Company from February 1990 until May 2004. Dr. Hastings holds B.S. and M.S. degrees and a Ph.D. degree in Food Science from the University of Illinois. For more than the past 30 years, Dr. Hastings has been engaged in a variety of employment and consulting capacities as a food scientist.

DONALD L. MCCAIN, age 61, has been a director of the Company since July 20, 1989, and is also a director of Reliv’, Inc. and Reliv’ World Corporation. Mr. McCain is the Corporate Secretary and co-owner of The Baughan Group Inc., formerly Robertson International Inc., a worldwide supplier and manufacturer of mining equipment and supplies with plants and facilities throughout the United States and South Africa. Mr. McCain acquired his interest in The Baughan Group in September 1995. He is also co-owner of Coal Age Incorporated, a mining equipment manufacturer and rebuilding company. He acquired his interest in Coal Age, Inc. in September 1994. Mr. McCain co-founded G&T Resources, Inc., an owner and operator of nursing homes, in 1980 and was engaged in the management of that company until he sold his interest in September 1994. Prior to that time, Mr. McCain was employed in the food processing industry for fifteen years. Most of that time was with Archer Daniels Midland Company as a manager of plant operations.

JOHN B. AKIN, age 76, has been a director of the Company since June 1986. Mr. Akin retired as Vice President, A.G. Edwards & Sons and resident manager of the Decatur, Illinois branch office in 1995. Mr. Akin had been associated with A.G. Edwards & Sons as a stock broker, manager and officer since April 1973. Mr. Akin holds a B.A. degree from the University of Northern Iowa, Cedar Falls, Iowa.

ROBERT M. HENRY, age 58, has over 30 years of experience in general and financial management. On December 4, 2004, he became Chairman and Chief Executive Officer of Arbonne International, Inc. From 2000 to 2003, Mr. Henry served as Chief Executive Officer and board member for Mannatech, Incorporated, a public multi-level marketing company that sells dietary supplements, wellness and weight-management products to independent distributors. From 1998 to 2000, Mr. Henry acted as an Operating Consultant for Gryphon Investors where he gave advice on the investment opportunities in the direct selling industry. From 1986 to 1998, Mr. Henry served in various executive positions in the advertising, communications, investment and women’s apparel industries. From 1982 to 1986, Mr. Henry served as Corporate Controller Worldwide for Amway Corporation, a multi-level marketer of various products. From 1971 to 1982, Mr. Henry served various management roles for Avon Products, Inc., including Regional Controller, Manufacturing/Sales/Distribution, Chief Financial Officer for Avon Fashions, and Manager A/P & Intercompany Accounting. He received a B.S. degree in Accounting from Hunter College in New York and a J.D. from Brooklyn Law School. Mr. Henry has been a member of the New York State Bar since 1975 and also served on the DSA Board of Directors during 2002.

DENIS ST. JOHN, age 61, is a CPA and principal with the Larson Allen Health Care Group, focusing on physicians and institutions involved in clinics, nursing homes, medical office buildings, and other real estate intensive projects. Mr. St. John’s current practice concentration areas involve estate planning, financial planning and business and real estate financing. Mr. St. John has over 38 years of experience in his field. For 15 years, Mr. St. John was associated with a large regional firm and a St. Louis firm where he was a partner working primarily in the tax area, serving mid-size, closely held companies. Mr. St. John founded his own firm in 1980, which was ranked in the top 25 accounting firms in St. Louis prior to its acquisition by Larson Allen in 1997. Mr. St. John graduated from the University of Missouri with a Bachelor of Science in Business Administration with a major in Accounting and a minor in Economics. He is a former NASD registered representative, holding Series 6 and 63 securities licenses. Mr. St. John is a member of the Missouri Society of CPAs and the American Institute of CPAs and has been qualified as an expert witness in tax and accounting areas in state and Federal courts and the Supreme Court of Canada.

Executive Officers Other Than Nominees

R. SCOTT MONTGOMERY, age 35, Senior Vice President of Worldwide Operations. Mr. Montgomery joined the Company in 1993 and previously served as Vice President of International Operations. Mr. Montgomery graduated from Southwest Missouri State University with a B.S. degree in Finance and Investments. Mr. Montgomery is the son of Robert L. Montgomery, President and Chief Executive Officer of the Company.

STEVEN D. ALBRIGHT, age 43, Vice President – Finance and Chief Financial Officer. Mr. Albright previously held the position of Vice President – Finance/Controller for the Company. Mr. Albright was employed by the Company as Controller in 1992. He was appointed to the position of Vice President – Finance/Controller in 2002. Prior to his employment with the Company, Mr. Albright was employed as Assistant Controller for Kangaroos USA, Inc., an athletic shoe importer and distributor from 1987 to 1992. For the period from 1983 to 1987, he was employed by the public accounting firm of Ernst & Young. Mr. Albright received a B.S. degree in Accountancy from the University of Illinois at Urbana-Champaign in May 1983 and is a CPA.

STEVEN G. HASTINGS, age 39, was appointed Vice President – Sales in February 2004. Mr. Hastings formerly held the position of Director of International Marketing. Mr. Hastings was employed by the Company in January 1993 as Director of Marketing. Mr. Hastings graduated from the University of Illinois in 1987 with a Marketing degree and obtained his Masters in Business from Butler University in Indianapolis in 1995. Mr. Hastings is the son of Dr. Carl Hastings, Vice President of the Company.

RYAN A. MONTGOMERY, age 31, was appointed Vice President – Sales in November 2004. Mr. Montgomery served as corporate counsel for the Company from September 1999 to October 2004. Mr. Montgomery received his B.A. degree in Economics from Vanderbilt University in 1995 and graduated from Saint Louis University Law School in 1999. Mr. Montgomery is the son of Robert L. Montgomery, President and Chief Executive Officer of the Company.

DAVID J. BARNES, age 40, Vice President, Technical Affairs and Manufacturing Operations. Mr. Barnes joined the Company in 1993 as Director of Quality Control and served as Director of Technical Affairs and Manufacturing Operations from 1996 until 2000 when Mr. Barnes was promoted to Vice President. Mr. Barnes graduated from Missouri Southern State University in 1987 with a B.S. degree in Biology.

DONALD E. GIBBONS, JR., age 48, is employed in an executive sales capacity and formerly served as Senior Vice President of Worldwide Sales of the Company. Mr. Gibbons was employed by the Company in June 1991, and became Vice President of Finance. He became Vice President of Distributor Relations in 1992, and accepted the position of Vice President of U.S. Sales in June 1994. In 1981, Mr. Gibbons, with his wife Elizabeth, became an independent distributor in a network marketing company and operated that home business for 5 years. Mr. Gibbons received a B.A. degree in Accountancy from the University of Illinois, Springfield.

DAVID G. KREHER, age 51, was appointed to the position of Director of Special Projects on March 15, 2005. Mr. Kreher previously held the position of Senior Vice President and Chief Financial Officer. Mr. Kreher was employed by the Company in September 1991, and became Senior Vice President on July 1, 1992. Mr. Kreher was named Chief Operating Officer in January 2001. He was appointed as Senior Vice President and Chief Financial Officer in August 2004. Mr. Kreher holds a B.S. degree in Accounting from Southwest Missouri State

University. Mr. Kreher has been a director of the Company since June 1, 1994, and is the brother-in-law of Robert L. Montgomery, President and Chief Executive Officer of the Company.

Committees of the Board of Directors

The Company’s Board of Directors has standing Executive, Management, Compensation, Nominating and Audit Committees. The Board of Directors met four times during 2004. No director attended less than 75% of the combined Board of Directors and Committee meetings.

The Executive Committee acts on various matters between meetings of the Board of Directors. The Executive Committee consists of Messrs. Montgomery, Merrick, Kreher and McCain. The Executive Committee met one time during 2004.

The Compensation Committee is composed of Messrs. McCain and Akin. The Compensation Committee reviews and makes recommendations to the Board of Directors concerning the compensation of officers and key employees of the Company. The Compensation Committee met three times during 2004.

The Management Committee reviews operations and policies of the Company on a regular basis. The Management Committee is composed of three members of the Board of Directors, including Messrs. Montgomery, Kreher and Merrick, as well as several other members of top management. The Management Committee met 11 times during 2004.

The Nominating Committee identifies and reviews potential candidates for the Board of Directors and makes recommendations concerning potential candidates for the Board of Directors of the Company. The Nominating Committee is composed of Messrs. McCain, Akin and St. John. The Nominating Committee has met one time.

The Company has a Sales and Marketing Committee that meets on a regular basis to discuss sales and marketing ideas and strategies as well as plan upcoming distributor events. The Sales and marketing Committee met seven times during 2004 and is made up of three members of the Board of Directors, including Messrs. Montgomery, Kreher and Merrick, as well as several other members of management that are involved with Company sales and marketing.

All of the independent directors of the Board of Directors of the Company participated in the nominating process and voted in favor of the nomination of the directors nominated for election at the Annual Meeting of Stockholders to be held on May 19, 2005.

Audit Committee

Since 2000, the Company has had a standing Audit Committee, which is presently composed of Messrs. McCain, St. John and Henry. Mr. McCain has been designated and is the Company’s “Audit Committee Financial Expert” pursuant to Item 401 of Regulation S-K of the Securities Exchange Act of 1934. The Audit Committee held eight meetings during fiscal year

2004, including quarterly meetings with management and the independent registered public accounting firm to discuss the Company’s financial statements. Mr. McCain and each appointed member of the Committee satisfies the definition of “independent” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934. The Company’s Board of Directors has adopted a written charter for the Audit Committee, a copy of which was attached to the Company’s Proxy Statement relating to the 2004 Annual Meeting of Stockholders as Exhibit A. The Audit Committee reviews and makes recommendations to the Company about its financial reporting requirements. Information regarding the functions performed by the Committee is set forth in the “Report of the Audit Committee,” as follows:

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management and the Company’s independent registered public accounting firm, Ernst & Young LLP, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and internal controls.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s application of accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including but not limited to those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380). In addition, the Audit Committee has discussed with the independent registered public accounting firm their independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit of the Company’s financial statements, management’s report on internal control over financial reporting and the effectiveness of internal controls over financial reporting. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Audit Committee and the

Board have also recommended, subject to stockholder approval, the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.

Donald L. McCain, Audit Committee Chair

Robert M. Henry, Member

Denis St. John, Member

Nominating Committee

In May 2004, the Company established a Nominating Committee. The Nominating Committee consists of three directors, Messrs. McCain, Akin and St. John. The Nominating Committee does not have a charter. The Board of Directors has determined that each of the members of the Nominating Committee is independent as defined in the listing standards for the NASDAQ Stock Market.

The Nominating Committee has not adopted a formal policy with regard to consideration of director candidates recommended by security holders. The Company believes that continuing service of qualified incumbent members of the Board of Directors promotes stability and continuity at the Board level, contributes to the Board’s ability to work as a collective body and provides the benefit of familiarity and insight into the Company’s affairs. Accordingly, the process of the Nominating Committee for identifying nominees reflects the Company’s practice of re-nominating incumbent directors who continue to satisfy the criteria for membership on the Board. For vacancies which are anticipated on the Board of Directors, the Nominating Committee intends to seek out and evaluate potential candidates from a variety of sources that may include recommendations by security holders, members of management and the Board of Directors, consultants and others. The minimum qualifications for potential candidates for the Board of Directors include demonstrated business experience, decision-making abilities, personal integrity and a good reputation. In light of the foregoing, and the fact that two new independent directors were elected to the Board in 2004, it is believed that a formal policy and procedure with regard to consideration of director candidates recommended by security holders is not necessary in order for the Nominating Committee to perform its duties.

The Nominating Committee met one time. All of the independent directors of the Board of Directors of the Company participated in the nominating process and voted in favor of the nomination of the persons nominated for election as directors at the Annual Meeting of Stockholders to be held on May 19, 2005.

Executive Compensation

The following table sets forth a summary of the compensation paid during the last three fiscal years to the Chief Executive Officer of the Company and to each of the four most highly compensated officers of the Company who were officers of the Company at December 31, 2004, and any executive officer who left during the last fiscal year who would have been included in this group (the “Named Executives”).

SUMMARY COMPENSATION TABLE

		Annual Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)		All other compensation ($)

Robert L. Montgomery	2004	$642,625	$442,400	(1)	$23,368	(5)
Chief Executive Officer	2003	$642,625	$366,660	(1)	$17,464	(6)
and President	2002	$642,625	$207,545	(1)	$15,227	(7)

David G. Kreher	2004	$300,000	$284,400	(1)	$22,158	(5)
Senior Vice President and Chief	2003	$300,000	$235,710	(1)	$11,044	(6)
Financial Officer	2002	$300,000	$124,328	(1)	$ 9,517	(7)

Carl W. Hastings	2004	$270,000	—		$23,752	(5)
Vice President	2003	$270,000	—		$12,792	(6)
	2002	$270,000	—		$11,160	(7)

Donald E. Gibbons, Jr	2004	$236,500	$238,686	(2)	$10,244	(5)
Senior Vice President of	2003	$225,000	$175,880	(3)	$ 9,457	(6)
Worldwide Sales	2002	$225,000	$119,932	(4)	$ 8,690	(7)

Steven G. Hastings	2004	$136,500	$ 95,221	(2)	$ 9,976	(5)
Vice President of	2003	$120,000	$ 65,475	(1)	$ 9,218	(6)
Sales	2002	$120,000	$ 37,063	(1)	$ 8,456	(7)

(1)	Reflects bonus payments under the Company’s 2001 Incentive Compensation Plan.

(2)

Reflects bonus payments of $47,400 each for Mr. Gibbons and Mr. Steve Hastings under the Company’s 2001 Incentive Compensation Plan and bonus payments totaling $191,286 for Mr. Gibbons and $47,821 for Mr. Steve Hastings pursuant to a sales incentive program based on worldwide sales volume.

(3)

Reflects bonus payments of $39,285 under the Company’s 2001 Incentive Compensation Plan and bonus payments totaling $136,595 pursuant to a U.S./Canadian sales incentive program based on sales volume in these two countries.

(4)

Reflects bonus payments of $22,223 under the Company’s 2001 Incentive Compensation Plan and bonus payments totaling $97,709 pursuant to a U.S./Canadian sales incentive program based on sales volume in these two countries.

(5)

Includes the value of cash contributions by the Company to the Reliv’ International, Inc. 401(k) Plan, a defined contribution plan, of $11,750 for each of Messrs. Montgomery, Carl Hastings, and Kreher, and $9,750 for each of Messrs. Gibbons and Steve Hastings. Also includes the portion of premiums paid by the Company on life insurance policies on each executive’s life attributable to the death benefit, to which each executive’s estate is entitled. The allocated portion of premium paid was $7,338 for Mr. Montgomery, $2,402 for Dr. Hastings, $566 for Mr. Kreher, $494 for Mr. Gibbons and $226 for Mr. Steve Hastings. (See “Employment Agreements.”)

(6)

Includes the value of cash contributions by the Company to the Reliv’ International, Inc. 401(k) Plan, a defined contribution plan, of $10,500 for each of Messrs. Montgomery, Carl Hastings, and Kreher, and $9,000 for each of Messrs. Gibbons and Steve Hastings. Also includes the portion of premiums paid by the Company on life insurance policies on each executive’s life attributable to the death benefit, to which each executive’s estate is entitled. The allocated portion of premium paid was $6,964 for Mr. Montgomery, $2,292 for Dr. Hastings, $544 for Mr. Kreher, $447 for Mr. Gibbons and $218 for Mr. Steve Hastings.

(7)

Includes the value of cash contributions by the Company to the Reliv’ International, Inc. 401(k) Plan, a defined contribution plan, of $9,000 for each of Messrs. Montgomery, Carl Hastings and Kreher, and $8,250 for each of Messrs. Gibbons and Steve Hastings. Also includes the portion of premiums paid by the Company on life insurance policies on each executive’s life attributable to the death benefit, to which each executive’s estate is entitled. The allocated portion of premium paid was $6,227 for Mr. Montgomery, $2,160 for Dr. Hastings, $517 for Mr. Kreher, $440 for Mr. Gibbons and $206 for Mr. Steve Hastings.

The Company has never granted any stock appreciation rights. During the period from January 1, 1998 to December 31, 2004, there have been no awards or payments made for long term incentive compensation (other than stock option grants) and there have been no restricted stock awards to any of the Named Executives.

During fiscal year ended December 31, 2004, the Company did not make any stock option grants to purchase the Company’s Common Stock.

The following table provides information related to options to purchase the Company’s Common Stock exercised by the Named Executives during the fiscal year ended December 31, 2004, and the number and value of such options held as of the end of such fiscal year:

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

Name	Shares acquired on exercise (#)	Value realized ($)	Number of securities underlying unexercised options/SARs at year end (#) exercisable/unexercisable	Value of unexercised in- the-money options/SARs at fiscal year end ($) exercisable/unexercisable(1)

Robert L. Montgomery	517,424	$ 3,993,339	114,582/257,440	941,098/2,101,689

Carl W. Hastings	215,409	$ 1,586,029	22,321/0	183,800/0

David G. Kreher	124,403	$ 735,918	0/0	0/0

Donald E. Gibbons, Jr.	114,875	$ 504,666	0/0	0/0

Steven G. Hastings	34,970	$ 326,774	0/0	0/0

(1)	The value of unexercised in-the-money options is based on the difference between the exercise price and the fair market value of the Company’s Common Stock on December 31, 2004.

Figures contained in the above table and elsewhere in this Proxy Statement regarding the number and exercise price of options have been adjusted to reflect a 5 for 4 stock split granted to holders of record on November 14, 2003.

Equity Compensation Plan Information

The following table provides information regarding the Company’s equity compensation plans as of December 31, 2004.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a))

Equity compensation plans approved by security holders	985,114	$0.73	1,250,000

Equity compensation plans not approved by security holders(1)	76,852	$5.70	732,159

Total	1,061,966	$1.09	1,982,159

(1)

In November 1998, the Company established a Distributor Stock Purchase Plan. The plan allows distributors who have reached the “Ambassador” status the opportunity to allocate up to 10% of their monthly compensation into the plan to be used to purchase the

Company’s Common Stock at the current market value. The plan also states that at the end of each year, the Company will grant warrants to purchase additional shares of the Company’s Common Stock based on the number of shares purchased by the distributors under the plan during the year. The warrant exercise price will equal the market price for the Company’s Common Stock at the date of issuance. The warrants issued shall be in the amount of 25% of the total shares purchased under the plan during the year.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors of the Company is composed of two members of the Board of Directors. The Compensation Committee is responsible for establishing the standards and philosophy of the Board of Directors regarding executive compensation, for reviewing and evaluating executive compensation and compensation programs, and for recommending levels of salary and other forms of compensation for executives of the Company to the Board of Directors. The full Board of Directors of the Company is responsible for setting and administering salaries, bonus payments and other compensation awards to executives of the Company.

Compensation Philosophy

The philosophy of the Compensation Committee, and of the Board of Directors of the Company, regarding executive compensation includes the following principal components:

To attract and retain quality executive talent, which is regarded as critical to the long-term and short-term success of the Company, in substantial part by offering compensation programs which provide attractive rewards for successful effort.

To provide a reasonable level of base compensation to senior executives and to provide annual incentive compensation based on the success and profitability of the Company.

To create a mutuality of interest between executive officers of the Company and stockholders through long-term compensation structures, particularly stock option programs, so that executive officers share the risks and rewards of strategic decision making and its effect on stockholder value.

The Committee has and will continue to consider the impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (relating to the deductibility of compensation to executive officers in excess of $1 million) when establishing incentive compensation plans. However, the Committee considers its primary goal to design compensation strategies that further the interests of the Company and its stockholders. Accordingly, the Compensation Committee retains the ability to recommend appropriate executive compensation that it deems in the best interests of the Company and its stockholders even when some compensation payments may not be tax deductible.

The Company’s executive compensation program consists of two key elements: (i) an annual component consisting of base salary and incentive compensation and (ii) a long-term component, principally stock options.

Annual Base Compensation

The Compensation Committee recommends annual salary levels for each of the Named Executives, and for other senior executives of the Company, to the Board of Directors. The recommendations of the Compensation Committee for base salary levels for senior executives of the Company are determined annually, in part, by evaluating the responsibilities of the position and examining market compensation levels and trends for similar positions in the marketplace.

Additional factors which the Compensation Committee considers in recommending annual adjustments to base salaries include: results of operation of the Company, sales, stockholder returns, and the experience, work-performance, leadership and team building skills of each executive. The Company receives information from the Chief Executive Officer with regard to these matters. While each of these factors is considered in relatively equal weight, the Compensation Committee does not utilize performance matrices or measured weightings in its review. Each year, the Compensation Committee conducts a structured review of base compensation of senior executives with input from the Chief Executive Officer.

Annual Incentive Compensation.

During 2001, the Compensation Committee recommended and the Board of Directors approved an annual incentive compensation plan for members of management. Under the terms of the plan, a percentage of net income above the annual rate of income of $250,000 is allocated to be paid to senior executives and managers of the Corporation. The amount of profit and incentive compensation for each participant is determined on a quarterly basis. During 2004, incentive compensation under the plan was paid to Robert L. Montgomery, David G. Kreher, Donald E. Gibbons, Jr., Steven D. Albright, Stephen M. Merrick, Scott Montgomery, David Barnes, Steve Hastings, Ryan Montgomery and 14 other managers of the Company.

Long-Term Component - Stock Options

The long-term component of compensation provided to executives of the Company has been in the form of stock options. The Compensation Committee has recommended to the Board of Directors that a significant portion of the total compensation to executives be in the form of stock options. Stock options are granted with an exercise price equal to or greater than the fair market value of the Company’s Common Stock on the date of the grant. Stock options are exercisable between one and ten years from the date granted. Such stock options provide incentive for the creation of stockholder value over the long-term since the full benefit of the compensation package for an executive cannot be realized unless an appreciation in the price of the Company’s Common Stock occurs over a specified number of years.

The magnitude of the stock option awards are determined annually by the Compensation Committee and the Board of Directors. Generally, the number of options granted to an executive has been based on the relative salary level of the executive.

On July 17, 2001, incentive stock options to purchase up to 291,666, 178,571, 89,285, and 34,970 shares of the Company’s Common Stock were granted to Messrs. Montgomery, Kreher, Gibbons, and Steve Hastings, respectively, under the 2001 Stock Option Plan (the “2001 Plan”). In addition, on July 17, 2001, non-qualified stock options to purchase up to 80,356 and 22,321 shares of the Company’s Common Stock were granted to Messrs. Montgomery and Carl Hastings respectively, under the 2001 Plan.

There were no stock options granted to any of the Named Executives in 2000, 2002, 2003 and 2004.

CEO Compensation

The Compensation Committee utilizes the same standards and methods for recommending annual base compensation for the Chief Executive Officer of the Company as it does for other senior executive officers of the Company.

In 1997, the Company entered into an Employment Agreement with Robert L. Montgomery, Chief Executive Officer of the Company, providing that Mr. Montgomery’s base annual compensation would not be less than $485,000. During 2002, 2003 and 2004, upon the recommendation of the Compensation Committee, the base salary of Mr. Montgomery was $642,625, $642,625 and $642,625, respectively. In 2002, 2003 and 2004, annual incentive compensation was paid to Mr. Montgomery in the amounts of $207,545, $366,660 and $442,400, respectively, under the Company’s annual incentive compensation plan based on profits of the Company.

The Compensation Committee has reviewed the base compensation and incentive compensation of Mr. Montgomery in relation to compensation levels of executives at other comparable companies and in light of the performance of the Company. Over the past three years, the base compensation of Mr. Montgomery has not been increased, despite the fact that, over that period, the net sales of the Company have increased by more than 83% and the net income of the Company has increased from $308,440 to $5,386,689. Increases during that period in the short-term component of Mr. Montgomery’s compensation have been made only based on the incentive portion of annual compensation that is based on the profitability of the Company.

The Compensation Committee recommended that Mr. Montgomery (and other senior executives of the Company) receive incentive and non-qualified stock options, consistent with observed market practices, so that a significant portion of his total compensation will be based upon, and consistent with, returns to stockholders. In 2001, Mr. Montgomery was granted incentive stock options to purchase up to 291,666 shares of the Company’s Common Stock, and non-qualified stock options to purchase up to 80,356 shares of the Company’s Common Stock. In 2002, 2003 and 2004, no stock options were granted to Mr. Montgomery.

Compensation Committee:
Donald L. McCain, John B. Akin

Comparative Stock Price Performance Graph

The following graph compares, for the period January 1, 2000 to December 31, 2004, the cumulative total return (assuming reinvestment of dividends) on the Company’s Common Stock with (i) NASDAQ Stock Market Index (U.S.) and (ii) a peer group including the following companies: Mannatech, Inc., Nature’s Sunshine Products, Inc., Advanced Nutraceuticals, Inc. and USANA Health Sciences, Inc. The peer group consists of other companies marketing nutritional products through direct sales. The graph assumes an investment of $100 on January 1, 2000, in the Company’s Common Stock and each of the other investment categories.

The historical stock prices of the Company’s Common Stock shown on the graph below are not necessarily indicative of future price performance. Per share value as of December 31, 2000, 2001, 2002, 2003 and 2004 is based on the Common Stock’s closing price as of such date. All prices reflect a 5 for 4 stock split issued to holders of record on November 14, 2003.

The information under this heading and under the headings “Report of the Audit Committee” and “Compensation Committee Report on Executive Compensation” shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under such Acts.

Total Return To Shareholders
(Includes reinvestment of dividends)

	ANNUAL RETURN PERCENTAGE Years Ending
Company Name / Index	Dec00	Dec01	Dec02	Dec03	Dec04

RELIV INTERNATIONAL INC	21.21	0.00	343.81	37.34	75.76
NASDAQ STOCK MARKET (U.S)	-39.69	-20.68	-30.86	49.51	8.83
PEER GROUP	-49.64	72.30	15.74	219.29	48.07

	INDEXED RETURNS Years Ending
Company Name / Index	Base Period Dec99	Dec00	Dec01	Dec02	Dec03	Dec04

RELIV INTERNATIONAL INC	100	121.21	121.21	537.95	738.82	1298.54
NASDAQ STOCK MARKET (U.S)	100	60.31	47.84	33.07	49.45	53.81
PEER GROUP	100	50.36	86.76	100.42	320.64	474.76

Peer Group Companies

ADVANCED NUTRACEUTICALS INC (formerly Nutrition for Life International)
MANNATECH INC
NATURES SUNSHINE PRODS INC
REXALL SUNDOWN INC (Acquired 8/2000, so no longer included in peer group data)
USANA HEALTH SCIENCES INC

Employment Agreements

In June 1997, the Company entered into an Employment Agreement with Robert L. Montgomery replacing a prior agreement. The Agreement was originally for a term of six years commencing on January 1, 1997 with a provision for automatic one year renewal terms, and provides for Mr. Montgomery to receive base annual compensation during the term of not less than $485,000. Mr. Montgomery is also to participate in the annual incentive compensation and the long-term incentive compensation plans of the Company adopted in April, 1994, the Company’s stock option plan and such other compensation plans as the Company may from time to time have for executives of the Company. In the event of Mr. Montgomery’s death during the term of the Agreement, payments equal to his total compensation under the Agreement will be made to his heirs for a period of six months. The Agreement also allows Mr. Montgomery the option, upon reaching age 60, to reduce his level of service to the Company by approximately one-half with a corresponding decrease in position and compensation. Mr. Montgomery also has the option upon reaching age 60 to terminate his active service and continue in a consulting capacity. The term of the consulting period shall be 10 years and Mr. Montgomery will receive approximately 20% of his prior annual compensation as a consulting fee. The Agreement includes the obligation of Mr. Montgomery to maintain the confidentiality of confidential information of the Company and contains a covenant of Mr. Montgomery not to compete with the Company.

In January 2002, the Company entered into a Services Agreement with Dr. Hastings replacing a prior Employment Agreement. The Services Agreement is for a period of twenty years. The employment of Dr. Hastings shall be for a term commencing on July 1, 2001 and expiring on June 30, 2006. During the initial term of employment, the Company shall pay Dr. Hastings a basic salary at the rate of $22,500 per month. Upon expiration of the term of employment, Dr. Hastings shall be retained to provide consulting services to the Company for the remainder of the term of the Services Agreement. During the consulting term, the Company shall pay Dr. Hastings the sum of $10,000 per month. During the term of the Services Agreement, the Company shall be entitled to use the name and likeness of Dr. Hastings in connection with promotional materials and activities of the Company. The Services Agreement also includes the obligation of Dr. Hastings to maintain the confidentiality of confidential information of the Company and to assign to the Company any and all inventions made or conceived by him during the term of the agreement and a covenant of Dr. Hastings not to compete with the Company.

Effective March 14, 2005, the Company entered into an Employment Agreement with Mr. Kreher. The initial term of the Agreement expires on December 31, 2007. Under the Employment Agreement, Mr. Kreher is employed as Director of Special Projects for the Company on a part-time basis. Under the Agreement, he is required to perform services at the rate of approximately 20 hours per week during the term. Mr. Kreher’s compensation is at the rate of $20,833 per month through June 30, 2005 and at the rate of $10,417 per month for the remainder of the term of the Agreement. Under the Agreement, Mr. Kreher is permitted to perform services for other companies where such companies are not engaged in a conflicting business. However, in the Agreement, Mr. Kreher is prohibited, during the term of the Agreement and for a period of 36 months after expiration of the term, from providing services for a competing enterprise. The Agreement also includes the obligation of Mr. Kreher to maintain the confidentiality of confidential information of the Company.

Effective January 1, 2005, the Company entered into an Employment Agreement with Mr. Gibbons. The initial term of the Agreement expires on December 31, 2007. Under the Employment Agreement, Mr. Gibbons is employed in an executive sales capacity for the Company on a part-time basis. Under the Agreement, he is required to perform services at the rate of approximately 10 hours per week during the term. Mr. Gibbon’s compensation will be set by the Company’s Board of Directors at the rate of at least $12,000 per month through the term of the Agreement. In addition, Mr. Gibbons will receive additional amounts of $2,000 for attendance at distributor meetings or conferences within the United States and $5,000 for attendance at such meetings outside of the United States. Under the Agreement, Mr. Gibbons is permitted to perform services for other companies where such companies are not engaged in a conflicting business. However, in the Agreement, Mr. Gibbons is prohibited, during the term of the Agreement and for a period of 36 months after expiration of the term, from providing services for a competing enterprise. The Agreement also includes the obligation of Mr. Gibbons to maintain the confidentiality of confidential information of the Company.

In March 1997, the Company entered into a Split Dollar Agreement with Steven G. Hastings, whereby the Company pays the premiums on life insurance policies covering his life. Upon the death of Mr. Hastings, the Company shall be entitled to receive the greater of (i) one-third of the insurance proceeds, (ii) the cash surrender value of the policy and (iii) the total premiums paid under the policy, with Mr. Hastings’ beneficiary receiving the balance of the insurance proceeds. On termination of the Agreement prior to Mr. Hastings’ death, he shall have the right to purchase the policy for the greater of (i) the cash surrender value of the policy and (ii) the total premiums paid under the policy.

In March 1997, the Company also entered into a Salary Continuation Plan Agreement with Steven G. Hastings. The Agreements provide for continuation of his salary upon termination of employment or retirement, after he has reached the age of 55 and has been employed by the Company for 15 years. Salary continuation payments are also made in the event Mr. Hastings is terminated prior to reaching these thresholds for other than cause as defined in the Agreements. Payments are to be made for a period of 10 years and the amount of the payments are based on Mr. Hastings’ age at the time of retirement or termination of employment.

Certain Relationships and Related Transactions

Stephen M. Merrick is a Senior Vice President and director of the Company. Mr. Merrick is a principal of the law firm of Merrick & Associates, P.C. and has served as General Counsel to the Company and its subsidiaries since the founding of the Company. During the year ended December 31, 2004, the aggregate amounts paid or incurred by the Company to Merrick & Associates, P.C. and Stephen M. Merrick for services to the Company and its subsidiaries was $315,000.

During 2004, the Company repurchased an aggregate of 191,564 shares of Common Stock held by certain officers and directors of the Company for an aggregate purchase price of $1,293,980. The purchase price for each repurchase transaction was determined using a 5% discount to the closing market price per share on each respective repurchase date in order to approximate the dilutive impact of any corresponding sale on the open market. The terms and conditions of each repurchase transaction were approved by the Company’s Board of Directors, excluding the vote of any interested director. The following table provides information regarding the aggregate repurchase transactions between the Company and each director or executive officer that occurred during 2004.

Name	Aggregate Number of Shares Repurchased (#)	Aggregate Purchase Price ($)

Robert L. Montgomery	38,519	$ 305,806

David G. Kreher	8,934	$ 46,171

Carl W. Hastings	100,000	$ 722,000

Thomas T. Moody(1)	44,111	$ 220,004

Total(2)	191,564	$1,293,980

(1)	Mr. Moody was a director of the Company at the time of the repurchase transaction.
(2)	The total aggregate purchase price has been adjusted due to rounding.

On two occasions during 2004, Sandra S. Montgomery exercised stock options to purchase an aggregate of 73,238 shares of the Company’s Common Stock and realized an aggregate value of $524,306 based on the difference between the exercise price of the stock options and the closing market price on each date of exercise. The stock options were awarded to Mrs. Montgomery while she was a director of the Company. Mrs. Montgomery is the spouse of Robert L. Montgomery, Chief Executive Officer of the Company. R. Scott Montgomery is Senior Vice President of Worldwide Operations and was paid cash compensation in the amount of $215,500 for 2004 and Ryan A. Montgomery is Vice President – Sales and was paid cash compensation in the amount of $183,200 for 2004. Robert L. Montgomery is the father of R. Scott Montgomery and Ryan A. Montgomery. Ronald McCain is employed by the Company as a manager of the Company’s distributor service center and was paid cash compensation in the amount of $109,740 for 2004. Ronald McCain is the son of Donald L. McCain, a director of the Company, and the son-in-law of Robert L. Montgomery.

Compensation of Directors

Prior to June 1, 2004, Members of the Board of Directors who were not employees of the Company received $1,000 per attendance at meetings of the Board of Directors and Committees thereof. One member of the Board who is not an employee of the Company received compensation of $1,000 per month for his services and $2,000 per attendance at meetings of the Board of Directors or any Committees of the Board. If a Board member attends more than one meeting of the Board or Committee of the Board during the same month, the attendance fee is 150% of the basic attendance fee.

Effective June 1, 2004, the Board adopted a new policy under which the non-employee Board members are paid a monthly fee of $2,500 and $1,500 per attendance at meetings of the Board of Directors or any Committees of the Board. In 2004, no stock options were issued to any member of the Board of Directors. (See “Stock Ownership by Management and Others”).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the NASDAQ Stock Market. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Form 5’s were required, the Company believes that during calendar year 2004, all of the officers, directors and ten percent beneficial owners of the Company complied with all applicable Section 16(a) filing requirements.

Code of Ethics

The Company has adopted a code of ethics that applies to its senior executive and financial officers. The Company’s Code of Ethics seeks to promote (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (2) full, fair, accurate, timely and understandable disclosure of information to the Commission, (3) compliance with applicable governmental laws, rules and regulations, (4) prompt internal reporting of violations of the Code to predesignated persons, and (5) accountability for adherence to the Code. A copy of the Company’s Code of Ethics has been attached to and can be viewed on the Company’s Internet website at http://www.reliv.com under the section entitled “Investor Relations.”

PROPOSAL TWO - SELECTION OF AUDITORS

Ratification of Appointment of Independent Registered Public Accounting Firm

The Board of Directors has selected and approved Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of the Company for 2005, subject to ratification by the stockholders. It is expected that a representative of the firm of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees Billed By Independent Registered Public Accounting Firm

The following table sets forth the amount of fees billed by Ernst & Young LLP for services rendered for the year:

	2004	2003

Audit Services (1)	$558,597	$212,500
Audit Related Services (2)	15,400	14,280
Tax Services (3)	169,309	64,200

Total Fees	$743,306	$290,980

(1)	Includes the annual consolidated financial statement audit, limited quarterly reviews and statutory audits required internationally. In 2004, the amount also includes the audit of internal controls.
(2)	Represents fees paid for the annual audit of the Company’s 401(k) Plan.
(3)	Primarily represents the preparation of tax returns and other tax compliance and consulting services.

All audit, tax, and other services to be performed by Ernst & Young LLP for the Company must be pre-approved by the Audit Committee. The Audit Committee reviews the description of the services and an estimate of the anticipated costs of performing those services. Services not previously approved cannot commence until such approval has been granted. Pre-approval is granted usually at regularly scheduled meetings. If unanticipated items arise between meetings of the Audit Committee, the Audit Committee has delegated approval authority to the Chairman of the Audit Committee, in which case the Chairman communicates such pre-

approvals to the full Committee at its next meeting. During 2004, all services performed by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with this policy.

The Audit Committee of the Board of Directors reviews all relationships with Ernst & Young LLP, including the provision of non-audit services, which may relate to the independent registered public accounting firm’s independence. The Audit Committee of the Board of Directors considered the effect of Ernst & Young LLP’s non-audit services in assessing the independence of the independent registered public accounting firm and concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

THE BOARD OF DIRECTORS RECOMMENDS STOCKHOLDERS VOTE “FOR” SUCH RATIFICATION.

Stockholder Proposals for 2006 Proxy Statement

Proposals by stockholders for inclusion in the Company’s Proxy Statement and form of Proxy relating to the 2006 Annual Meeting of Stockholders, which is scheduled to be held on May 18, 2006, should be addressed to the Secretary, Reliv’ International, Inc., P.O. Box 405, Chesterfield, Missouri 63006, and must be received at such address no later than December 31, 2005. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement and Proxy in accordance with applicable law. It is suggested that such proposal be forwarded by certified mail, return receipt requested.

Stockholder Communications with the Board of Directors

Stockholders of the Company may communicate with the Board of Directors in writing addressed to:

Board of Directors
c/o Corporate Secretary
Reliv International, Inc.
P.O. Box 405
Chesterfield, Missouri 63006

The Secretary will review each communication from a stockholder. The Secretary will forward to the members of the Board of Directors of the Company each communication that (1) concerns the Company’s business or governance, (2) is not offensive and is legible in form and reasonably understandable in content, and (3) does not relate to a personal grievance against the Company or a team member or further a personal interest not shared by the other stockholders generally.

The Company strongly encourages each of its directors to attend each Annual Meeting of the Company’s stockholders where attendance does not unreasonably conflict with the director’s other business and personal commitments. All of the members of the Company’s Board of Directors attended the 2004 Annual Meeting of Stockholders.

Other Matters to Be Acted Upon at the Meeting

The management of the Company knows of no other matters to be presented at the meeting. Should any other matter requiring a vote of the stockholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

BY ORDER OF THE

BOARD OF DIRECTORS

Dated: April 19, 2005

/s/ Stephen M. Merrick

Stephen M. Merrick, Secretary